Exhibit 12.1
Computation of Earnings to Fixed Charges

	2010	2009	2008	2007	2006

Ratio of Earnings to Final Charges:
Excluding Interest on Deposits
Pre-tax income	$3,521	$4,847	$(2,111)	$2	$65
Preferred Stock dividend	—	(1,248)	(575)	—	—

Pretax income available to common shareholders	3,521	3,599	(2,686)	2	65
Fixed Charges	467	1,984	1,969	2,216	1,290

Earnings	$3,988	$5,583	$(717)	$2,218	$1,355

Other Interest expense	467	736	1,394	2,216	1,290
Preferred Stock dividend	—	1,248	575	—	—

Fixed Charges	$467	$1,984	$1,969	$2,216	$1,290

Earnings to Fixed Charges	8.54	2.81	(a)	1.00	1.05

	(a)	$2.686 million deficiency

Including Interest on Deposits
Pre-tax income	$3,521	$4,847	$(2,111)	$2	$65
Preferred Stock dividend	—	(1,248)	(575)	—	—

Pretax income available to common shareholders	3,521	3,599	(2,686)	2	65
Fixed Charges	7,745	8,494	10,159	9,474	6,233

Earnings	$11,266	$12,093	$7,473	$9,476	$6,298

Interest on Deposits	7,278	6,510	8,190	7,258	4,943
Other Interest expense	467	736	1,394	2,216	1,290
Preferred Stock dividend	—	1,248	575	—	—

Fixed Charges	$7,745	$8,494	$10,159	$9,474	$6,233

Earnings to Fixed Charges	1.45	1.42	(b)	1.00	1.01

	(b)	$2.686 million deficient

Ratio of earnings to combined fixed charges and preferred stock dividend requirements:
Excluding Interest on Deposits
Pre-tax income	$3,521	$4,847	$(2,111)	$2	$65

Pretax income available to common shareholders	3,521	4,847	(2,111)	2	65
Fixed Charges	467	736	1,394	2,216	1,290

Earnings	$3,988	$5,583	$(717)	$2,218	$1,355

Other Interest expense	467	736	1,394	2,216	1,290

Fixed Charges	$467	$736	$1,394	$2,216	$1,290

Earnings to Fixed Charges	8.54	7.59	(c)	1.00	1.05

	(c)	$2.111 million deficiency

Including Interest on Deposits
Pre-tax income	$3,521	$4,847	$(2,111)	$2	$65
Preferred Stock dividend	—	—	—	—	—

Pretax income available to common shareholders	3,521	4,847	(2,111)	2	65
Fixed Charges	7,745	7,246	9,584	9,474	6,233

Earnings	$11,266	$12,093	$7,473	$9,476	$6,298

Interest on Deposits	7,278	6,510	8,190	7,258	4,943
Other Interest expense	467	736	1,394	2,216	1,290
Preferred Stock dividend	—	—	—	—	—

Fixed Charges	$7,745	$7,246	$9,584	$9,474	$6,233

Earnings to Fixed Charges	1.45	1.67	(d)	1.00	1.01

	(d)	$2.111 million deficient